Exhibit 12



                  Statement Regarding the Computation of Ratios

a. The percentage ratio of net income to average total assets is calculated by dividing the 1995 and 1994 net income of $5,750,000 and $5,293,000, respectively, by the average total assets for 1995 and 1994 of $528,146,000 and $487,308,000, respectively.

b. The percentage ratio of net income to average stockholders' equity is calculated by dividing the 1995 and 1994 net income of $5,750,000 and $5,293,000, respectively, by the average stockholders' equity for 1995 and 1994 of $44,943,000 and $40,683,000, respectively.

c. The percentage ratio of average stockholders' equity to average total assets is calculated by dividing the 1995 and 1994 average stockholders' equity of $44,943,000 and $40,683,000, respectively, by the average total assets for 1995 and 1994 of $528,146,000 and $487,308,000, respectively.

d. The percentage ratio of cash dividends declared to net income is calculated by dividing the 1995 and 1994 cash dividends declared of $1,886,000 and $1,696,000, respectively, by the net income for 1995 and 1994 of $5,750,000 and $5,293,000, respectively.


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